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                                                                       Exhibit 5
                      McGuire, Woods, Battle & Boothe, LLP
                                One James Center
                              901 East Cary Street
                            Richmond, VA  23219-4030


                                 June 10, 1998

Board of Directors
Genicom Corporation
14800 Conference Center Drive
Suite 400, Westfields
Chantilly, Virginia  20151

Gentlemen:

         You propose to file as soon as possible with the Securities and Exchange Commission a registration statement on Form S-8 (the "Registration Statement") relating to the GENICOM Corporation 1998 Non- Employee Directors Stock Option Plan (the "Plan") and to grants of non-statutory stock options to Non-Employee Directors Don E. Ackerman and John G. Hill (the "Option Agreements"). The Registration Statement covers 90,000 shares of GENICOM Common Stock, $0.01 par value, and 90,000 associated Rights to purchase Common Stock. The 70,000 shares to be registered for issuance under the Plan have been, with the approval of the shareholders of GENICOM Corporation, reserved for issuance under the Plan.

         We are of the opinion that the 70,000 shares of Common Stock which are authorized for issuance under the Plan, when issued and sold in accordance with the terms and provisions of the Plan and as set forth in and contemplated by the Registration Statement, will be duly authorized, legally issued, fully paid and nonassessable. We are of the opinion that the 20,000 shares of Common Stock covered by the Option Agreements, when issued and sold in accordance with the terms and provisions of the Option Agreements and as set forth in and contemplated by the Registration Statement, will also be duly authorized, legally issued, fully paid and non-assessable.

         We are also of the opinion that the 90,000 Rights to Purchase Common Stock, when issued in accordance with the terms and provisions of the Rights Agreement dated as of June 16, 1996 between Genicom Corporation and First Union National Bank of North Carolina will be duly authorized, legally issued, fully paid and nonassessable.

         We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                      Very truly yours,



                                      /s/ McGuire, Woods, Battle & Boothe LLP